Contact:
Rod Hise
Third Wave Technologies Inc.
608 663-4010
For Immediate Release
Third Wave Responds to Digene Lawsuit
Patent suit relates to single, rare HPV type
MADISON, Wis., Jan. 12, 2007—Third Wave Technologies Inc. (NASDAQ: TWTI) today responded to a lawsuit filed against it by Digene Corp. that alleges Third Wave is infringing unidentified claims of U.S. Patent No. 5,643,715. The ‘715 patent relates to a single HPV type, 52, the prevalence of which is 0.5% of HPV-positive specimens in the United States, according to Digene’s package insert. The suit was filed in U.S. District Court for the Western District of Wisconsin in Madison, Wis.
     “Third Wave’s confidence in its ability to operate in the HPV market remains strong and unchanged,” said Kevin T. Conroy, president and chief executive of Third Wave. “We took great care to create a detection method free from the limited scope of the ‘715 patent’s claims. Third Wave’s Invader® chemistry operates differently from any other nucleic acid analysis chemistry and is well-protected by intellectual property rights of its own.
     “Customers tell us that Digene’s test suffers from many challenges, and Third Wave’s dedicated team of scientists has developed HPV products, currently in clinical trials, that address those shortcomings and better meet the needs of clinical labs, physicians and their patients,” Mr. Conroy said. “Third Wave remains firmly committed to delivering choices to physicians and women for detecting high-risk HPV infections.”
About Third Wave Technologies
     Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at http://www.twt.com.
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Ex change Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.